Page 10 of 11 Pages

                                    EXHIBIT F

                       COMPANY'S RIGHT TO PURCHASE WARRANT

          THIS AGREEMENT, (the "Agreement") dated as of the 5th day of December, 2000, by and between TechSys, Inc. (formerly Continental Choice Care, Inc.) (the "Company") and Lazar & Company I.G., LLC (the "Holder").

          WHEREAS, on August 21, 2000 the Company issued to the Holder a Common Stock Purchase Warrant to Purchase up to 6,800,000 shares of the Company's Common Stock (the "Warrant"); and

          WHEREAS, on August 21, 2000 the Holder issued to the Company a Promissory Note in the principal amount of $1,050,000 (the "Note"); and

          WHEREAS, the Holder and the Company agree that the Company shall have the right to purchase from the Holder portions of the Warrant in certain circumstances, and the purchase price therefore would be paid by reductions of the unpaid principal amount due from the Holder to the Company pursuant to the Note; and

          WHEREAS, the terms used but not defined in this Agreement shall have the meanings ascribed to them as in the Warrant or the Note, as applicable.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

         1.       COMPANY'S RIGHT TO PURCHASE WARRANT.
                  ------------------------------------

                  a. In the event that the Company does not receive gross proceeds equal to or greater than $5,000,000 in a financing (the "5,000,000,000 financing") by the 45th day following the date of this Agreement, then, at any time thereafter, the Company has the right to purchase from the Holder the Holder's right to purchase 1,500,000 Shares under the Warrant for $51,470.58, which shall be paid by a reduction in that amount of the unpaid principal amount due from the Holder to the Company pursuant to the Note.

                  b. In the event that the Company does not receive such gross proceeds for the $5,000,000 financing by the 90th day following the date of this Agreement, then, at any time thereafter, in addition to the Company's right set forth in Section 1.a. above, the Company has the right to purchase from the Holder the Holder's right to purchase 1,500,000 Shares under the Warrant for $51,470.58, which shall be paid by a reduction in that amount of the unpaid principal amount due from the Holder to the Company pursuant to the Note.

                  c. In the event that the Company does not receive such gross proceeds for the $5,000,000 financing by the 135th day following the date of this Agreement, then, at any time thereafter, in addition to the Company's rights set forth in Sections 1.a. and 1.b. above, the Company has the right to purchase from the Holder the Holder's right to purchase 1,500,000 Shares under the Warrant for $51,470.58, which shall be paid by a reduction in that amount of the unpaid principal amount due from the Holder to the Company pursuant to the Note.
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                                                             Page 11 of 11 Pages

                  d. In the event that the Company does not receive such gross proceeds for the $5,000,000 financing by the 180th day following the date of this Agreement, then, at any time thereafter, in addition to the Company's rights set forth in Sections 1.a., 1.b. and 1.c. above, the Company has the right to purchase from the Holder the Holder's right to purchase 1,450,000 Shares under the Warrant for $49,754.89, which shall be paid by a reduction in that amount of the unpaid principal amount due from the Holder to the Company pursuant to the Note.

                  e. The Company's right to purchase from the Holder the Holder's right to purchase portions of Shares under the Warrant as set forth above, shall be applied first to the entire Second Portion, then to the entire Third Portion, then to the entire Fourth Portion, and then to the entire Fifth Portion. Once the Company's rights accrue under Sections 1.a., 1.b., 1.c. and/or 1.d. above, any financing by the Company subsequent to such accrual shall not diminish or eliminate any such rights of the Company.

                  f. In the event that at any time or times prior to the 180th day following the date of this Agreement the Company is presented with an opportunity to receive such gross proceeds for the $5,000,000 financing, and the Board of Directors of the Company determines that any such proposed financing is on terms reasonably acceptable to the Company, then the Company will use reasonable efforts to consummate any such financing on a reasonably timely basis.

         2.       AMENDMENT OF WARRANT AND NOTE.  The Warrant and the Note shall
                  -----------------------------
remain in full force and effect, except as it may be specifically amended or modified by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        TECHSYS, INC.

                                        By:  /S/ STEVEN L. TRENK
                                             -------------------
                                             Steven L. Trenk
                                             President


                                        LAZAR & COMPANY I.G., LLC

                                        By: LAZAR & COMPANY I.G., INC.
                                            Managing Partner

                                        By: /s/ Shlomo Lazar
                                            -----------------------------------
                                            Name:  Shlomo Lazar
                                            Title: Chief Executive Officer